Exhibit 99.1
FOR IMMEDIATE RELEASE

Angela A. Sun Appointed to Western Union Board of Directors

NEW YORK – July 19, 2018 – The Western Union Company (NYSE: WU), a global leader in cross-border, cross-currency money movement, today announced that Angela A. Sun has been appointed to the company’s Board of Directors, effective July 19, 2018.

Ms. Sun will also serve on the Audit Committee of the Board.

Ms. Sun spent ten years at Bloomberg LP, most recently serving as Head of Strategy and Corporate Development and was the architect of the Bloomberg Gender Equality Index. Previously, Ms. Sun served as a Senior Policy Advisor for Economic Development in New York during the Bloomberg Administration and as a consultant at McKinsey & Company in the financial services and healthcare sectors.

Ms. Sun is a trustee on the board of Women’s World Banking, the largest global network of microfinance institutions and banks dedicated to the economic empowerment of women. She was also recently appointed to the board of One.Thing.Less, a Zurich-based company that gives individuals a platform to manage the use of their personal data.

Ms. Sun is a member of the Council on Foreign Relations and serves as a trustee of Second Stage Theater and the Museum of Arts and Design. She is also on the NYU Stern Center for Business and Human Rights Advisory Council and was named a World Economic Forum Young Global Leader in 2013.

“Angela brings extensive global business and strategic planning experience,” said Hikmet Ersek, President and CEO. “Together with the board, I look forward to working with Angela as the company continues to listen, grow and evolve with customer needs.”

About Western Union
The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement. Our omnichannel platform connects the digital and physical worlds and makes it possible for consumers and businesses to send and receive money and make payments with speed, ease, and reliability. As of March 31, 2018, our network included over 550,000 retail agent locations offering Western Union, Vigo or Orlandi Valuta branded services in more than 200 countries and territories, with the capability to send money to billions of accounts. Additionally, westernunion.com, our fastest growing channel in 2017, is available in more than 40 countries to move money around the world. In 2017, we moved over $300 billion in principal in nearly 130 currencies and processed 32 transactions every second across all our services. With our global reach, Western Union moves money for better, connecting family, friends and businesses to enable financial inclusion and support economic growth. For more information, visit www.westernunion.com.

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